COOPERS & LYBRAND
15 North Robinson, Suite 400
Oklahoma City, Oklahoma  73102
Telephone (405) 236-5800
Facsimile (405) 232-5238


June 27, 1997





Ms. Janice Dobbs
Chesapeake Energy Corporation
6104 N. Western
Oklahoma City, OK  73118

Dear Ms. Dobbs:

You have furnished us with a copy of Your "Notification of Late Filing" on Form 12b-25 dated June 27, 1997.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the financial statements of the Chesapeake Energy Savings and Incentive Stock Bonus Plan for inclusion in the Form 11-K for the year ended December 31, 1996.

Yours very truly,

COOPERS & LYBRAND L.L.P.
Coopers & Lybrand L.L.P.